UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2006

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 25, 2006, the Compensation Committee of the Board of Directors of SAVVIS, Inc. (the “Company”) approved an increase in the annual base salary of Jeffrey H. VonDeylen, the Company’s Chief Financial Officer from $325,000 to $345,000, effective October 1, 2006. The increase in base salary was part of the Company’s annual compensation review process for all employees.

In addition, the Company entered into an employment agreement with Mr. VonDeylen effective October 1, 2006. The term of the employment agreement is four years. Under the employment agreement, Mr. VonDeylen is entitled to a base salary of $345,000 per year. In addition, he is eligible to receive an annual incentive bonus, which is targeted at 60% of his base salary. Mr. VonDeylen will also be entitled to benefits commensurate with those available to other senior executives. Any equity awards granted to Mr. VonDeylen will vest in full following a change in control event if Mr. VonDeylen has reduced responsibilities or is terminated without cause. Mr. VonDeylen’s employment may be terminated by the Company for cause or by Mr. VonDeylen for good reason. If Mr. VonDeylen is terminated by us without cause or if he terminates for good reason, he is entitled to receive continuation of salary for 18 months, continued medical and dental coverage for 18 months and his target bonus for the year of termination, prorated to the date of termination. While employed by the Company and for a period of eighteen months in certain circumstances following termination of his employment, Mr. VonDeylen will be subject to a non-compete. The employment agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated October 1, 2006, between Jeffrey H. VonDeylen and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: September 29, 2006	By:	/s/ Philip J. Koen
	Name:	Philip J. Koen
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated as of October 1, 2006, between Jeffrey H. VonDeylen and the Company.